Exhibit 1

                      TRANSACTION IN SHARES OF THE COMPANY

                     The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on Schedule 13D, whichever is less. All transactions involved purchases of Shares in the Third Market except as otherwise indicated in this Exhibit 1.

   Reporting Person
      With Direct
      Beneficial              Date of       Number of        Price Per Share
      Ownership             Transaction       Shares      (Excluding Commission)
      ---------             -----------       ------      ----------------------

Greenway Partners, L.P.      06/16/00         200,000             6.9375

Greenway Partners, L.P.      08/01/00         100,000             5.5625

Greentree Partners, L.P.     06/16/00         100,000             6.9375

Greentree Partners, L.P.     08/01/00         131,000             5.5625

Greensea Offshore, L.P.      06/16/00         100,000             6.9375

Alfred D. Kingsley           06/16/00         100,000             6.9375

Alfred D. Kingsley           06/19/00         100,000              6.75

Alfred D. Kingsley           08/01/00         200,000             5.5625

Greenbelt Corp.              06/16/00         500,000             6.9375

Greenbelt Corp.              06/19/00         250,000              6.75

Greenbelt Corp.              08/01/00        1,069,000            5.5625

Greenbelt Corp.              08/10/00         30,100*             5.9894



*       Purchase of Shares on the New York Stock Exchange